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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 30, 1996

                         JONES MEDICAL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                               0-15098               43-1229854
(State or other jurisdiction         (Commission             (IRS Employer
of incorporation)                    File Number)            Identification No.)

     1945 Craig Road, St. Louis, MO                             63146
     (Address of principal executive offices)                   (Zip Code)

      Registrant's telephone number, including area code:  (314) 576-6100

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         (Former name or former address, if changed since last report)

                             ITEM 5.  OTHER EVENTS

         On July 30, 1996, Jones Medical Industries, Inc. (the "Registrant") announced the signing of a definitive agreement to acquire all the outstanding shares of Daniels Pharmaceuticals, Inc. ("Daniels"), by way of a merger with its parent entity, for approximately 3,000,000 shares of the Registrant's common stock.

         Daniels is a St. Petersburg, Florida based manufacturer of prescription pharmaceutical products, the largest of which is Levoxyl, a synthetic thyroid hormone for the treatment of hypothyroidism. Levoxyl is reported to be the second most widely prescribed brand of levothyroxine in the United States, within a $250 million growing market dominated by Knoll Pharmaceutical Company's Synthroid. Daniels also manufactures a small line of prescription pharmaceutical products marketed to veterinarians for the treatment of disease in small animals.

         Daniels was founded in 1979 to manufacture, market and distribute pharmaceutical products for the veterinary market. In 1987, the company expanded into manufacturing, marketing and distribution of pharmaceutical products for the human market. The company has achieved significant increases in sales and net income through the introduction of new products and the expansion of their sales and marketing efforts on a national basis. Sales and net income
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have increased from $9,987,140 and $1,500,395 for the fiscal year ended
September 30, 1993, respectively, to $16,520,849 and $3,029,648 for the fiscal year ended September 30, 1995, respectively, representing a two year compounded annual growth rate of approximately 29% in sales and 42% in net income.

         The agreement provides for the closing of the transaction on or before August 31, 1996, on a pooling-of-interests basis, subject to certain conditions being met, including notification to the United States Federal Trade Commission of the transaction in accordance with the provisions of the Hart-Scott-Rodino Act and the clearance or expiration of applicable waiting periods.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        JONES MEDICAL INDUSTRIES, INC.


                                        By:  /s/ Dennis M. Jones
                                           -----------------------------------
                                           Name:  Dennis M. Jones
                                           Title: President
Date: July 31, 1996
















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